Exhibit 5.4

[Letterhead of K&L Gates]

November 17, 2009

United Rentals (North America), Inc.

Five Greenwich Office Park

Greenwich, Connecticut 06831

Re: United Rentals Northwest, Inc.

Ladies and Gentlemen:

We have acted as special counsel to United Rentals Northwest, Inc., an Oregon corporation (the “Company”), in connection with the filing on July 29, 2009 by United Rentals (North America), Inc., a Delaware corporation (the “Issuer”), of a registration statement on Form S-3 as amended by an Amendment No. 1 filed on September 10, 2009, and as further amended by an Amendment No. 2 filed on October 1, 2009 and as further amended by Amendment No. 3 filed on October 29, 2009 (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended.  We are delivering this opinion letter to you at the Company’s request.

In rendering the opinions set forth below, we have examined (i) the Indenture dated as of November 17, 2009 (the “Indenture”), among the Issuer, the Company and the other guarantors party thereto, and The Bank of New York Mellon, as Trustee; and (ii) the guarantees (the “Guarantees”) executed by the Company and endorsed on the $500,000,000 principal amount of 9.25% Senior Notes due 2019 issued by the Issuer pursuant to the Indenture.

We have made such other investigation as we have deemed appropriate.  We have also examined the Company’s Articles of Incorporation, including various articles of merger, certified by the Secretary of State of Oregon on September 9, 2009 (collectively, the “Articles of Incorporation”); and Restated Bylaws of the Company dated March 2, 1985, as amended effective June 6, 2008 (the “Bylaws”). We have examined and relied on certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also examined and relied on a certificate of an officer of the Company (the “Fact Certificate”).  We have not independently established any of the facts so relied on.

For the purposes of this opinion letter we have made the assumptions that are customary in opinion letters of this kind, including the assumptions that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, that all signatures on each such document are genuine, and that no changes in the facts certified in the Fact Certificate have occurred or will occur after the date of the Fact Certificate.  We have further assumed the legal capacity of natural persons, and we have assumed that each party to the Indenture and the Guarantees (other than the Company) has the legal capacity and has satisfied all legal requirements necessary to make the Indenture and the Guarantees enforceable against it.  We have not verified any of the foregoing assumptions.

The opinions expressed in this opinion letter are based on the laws in effect on the date hereof and are limited to the laws of the State of Oregon that in our experience are applicable to general business corporations not engaged in regulated business activities and to transactions of the type contemplated by the Indenture and the Guarantees.  We are not opining on specialized laws that are not customarily covered in opinion letters of this kind, such as tax, insolvency, antitrust, pension, employee benefit, environmental, intellectual property, banking, insurance, labor, health and safety, and securities laws.  We are not opining on federal law or the law of any county, municipality or other political subdivision or local governmental agency or authority.

Based on the foregoing, and subject to the foregoing and the additional qualifications and other matters set forth below, it is our opinion that:

1.                                       The Company is a corporation organized and validly existing under the laws of the State of Oregon.

2.                                       The Company has the corporate power to execute, deliver, and perform its obligations under the Indenture and the Guarantees.

3.                                       The Company has taken all corporate action necessary to authorize the execution and delivery of and performance of its obligations under the Indenture and the Guarantees, and has duly executed and delivered them.

4.                                       We note that the Indenture and the Guarantees provide that they are to be governed by and construed in accordance with the law of the State of New York.  That provision will be given effect under the law of the State of Oregon, except to the extent that the application of New York law is contrary to a fundamental public policy of the State of Oregon or of any other state whose law would apply in the absence of such choice of law.

5.                                       The execution and delivery by the Company of the Indenture and the Guarantees, and the performance by the Company of its obligations under the Indenture and the Guarantees, do not require the Company to obtain any approval by or make any filing with any governmental authority under any statute, rule, or regulation of the State of Oregon, other than approvals and filings previously obtained or made and in full force and effect.

6.                                       The execution and delivery of the Indenture and the Guarantees by the Company do not violate (i) any applicable statute, rule, or regulation of the State of Oregon or (ii) the Articles of Incorporation or the Bylaws.

We are furnishing this opinion letter to you solely in connection with the Registration Statement.  You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without our specific prior written consent.

We consent to the filing of this opinion as an exhibit to the Company’s Form 8-K to be incorporated by reference into the Registration Statement relating to the Guarantees and to the reference to this firm under the heading “Validity of Securities” in the Prospectus dated November 2, 2009, the Preliminary Prospectus Supplement dated November 9, 2009 and the Final Prospectus Supplement dated November 10, 2009 incorporated by reference in the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

The foregoing opinions are rendered as of the date of this letter.  We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur.

Yours truly,

/s/ K&L GATES LLP